Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

ADVASA HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.00001 per share	(1)	485,469,380	(1)	$6,534,418	0.0001381	$902.40
	Total Offering Amounts					$6,534,418		$902.40
	Total Fees Previously Paid							$3,262.61
	Total Fee Offsets							$-
	Net Fee Due							$-

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per common share, the registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2), based on the book value per common share the registrant registers of $0.01346 per share, which is calculated from its unaudited balance sheet as of September 30, 2025. Given that the registrant’s Common Stock are not traded on an exchange or over-the-counter, the registrant did not use the market prices of its Common Stock in accordance with Rule 457(c).

(2)	Represents 485,469,380 shares of the registrant’s Common Stock being registered for resale by our selling stockholders identified in this prospectus, or their permitted transferees, in connection with our direct listing on the Nasdaq Global Market.